Exhibit 3

Execution Copy

SETTLEMENT AGREEMENT

THIS SETTLEMENT AGREEMENT (the “Agreement”), is made as of the Effective Date (the date on which this Agreement is fully executed) by and between Fusion NBS Acquisition Corp., a Delaware corporation (“Fusion”) and Apptix, ASA, a company formed under the laws of Norway, and the Individual Defendants Johan Lindqvist, Christopher E. Mack, and Peter J. Walther (collectively, “Defendants”). The parties identified above may also be referred to individually as “Party” or collectively as “Parties.”

RECITALS

WHEREAS on or about November 14, 2016, Fusion and Apptix, ASA entered into a Stock Purchase and Sale Agreement for Apptix, Inc., a corporation that was then incorporated under the laws of the state of Florida and a wholly-owned subsidiary of Apptix, ASA,

WHEREAS, under the Stock Purchase and Sale Agreement, Fusion acquired Apptix, Inc. for a cash payment and the issuance of certain shares of unregistered Fusion Telecommunications International, Inc. stock in Apptix, ASA’s name in November 2016,

WHEREAS, on or about May 1, 2017, Fusion filed suit against Defendants in the U.S. District Court for the Southern District of New York styled as Fusion NBS Acquisition Corp. v. Apptix, ASA, et al, Case No. 17-CV 3206 (RJS)(the “Lawsuit”),

WHEREAS, Defendants deny any wrongdoing whatsoever and this Settlement Agreement shall in no event be construed or deemed to be evidence of or an admission or concession on the part of any Defendant with respect to any claim or of any fault or liability or wrongdoing or damage whatsoever, or any infirmity in the defenses that the Defendants have, and which will be, asserted;

WHEREAS, the Parties wish to settle all claims and defenses pending in the Lawsuit;

WHEREAS, the Parties have negotiated and reached this Agreement of their own volition, with the assistance of counsel;

WHEREAS, the Parties are entering into this Agreement in reliance upon the mutual covenants, representations, and statements of the Parties set out in this Agreement and each of the Parties hereto acknowledges that they believe said reliance is reasonable; and

NOW, THEREFORE, in consideration of the Recital paragraphs which are fully incorporated into this Agreement, the promises and mutual covenants contained in this Agreement, and other good and valuable consideration passing between the Parties, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows

1.    Payment Obligation:

a.    Cash Payment: Apptix, ASA shall pay to Fusion the sum of $150,000.00 via check delivered in person within 5 days of execution of this Agreement by the Parties (“Closing Date”). The check shall be made payable to Fusion NBS Acquisition Corp.

b.    Transfer of Settlement Shares to Fusion: Apptix, ASA hereby agrees to effectuate the assignment or transfer to Fusion of 300,000 shares of unregistered Fusion stock (“the Settlement Shares”) on the Closing Date.

2.    Dismissal of Claims: A final stipulation of dismissal with prejudice executed by Fusion will be provided to Apptix on the Closing Date. Apptix ASA will simultaneously exchange the cash payment and Settlement Shares.

3.    Additional Consideration: The Individual Defendants shall provide reasonable assistance to Fusion in connection with certain settlement discussions between Fusion and Microsoft. Fusion and Individual Defendants agree that any such assistance as may be provided shall be conditioned upon the execution of a separate written agreement with Fusion and satisfactory to each Individual Defendant from whom assistance is requested. In addition, Apptix ASA hereby agrees that the date by which Fusion is required to file the registration statement contemplated by that certain Registration Rights Agreement dated November 14, 2016, by and between Fusion Telecommunications International, Inc. and Apptix, ASA (the “Registration Rights Agreement”), is hereby extended until December 15, 2017.

4.    Releases:

a.    Fusion’s Release of Defendants: Fusion, on behalf of itself and its past and present officers, directors, agents, attorneys, employees, insurers, subsidiaries, affiliates, subrogees, successors, and assigns and any other persons or entities claiming by, through, or under Fusion, as Releasor, in consideration of the timely performance by Apptix, ASA, Johan Lindqvist, Christopher E. Mack, and Peter J. Walther of the obligations set out herein, release, acquit, and discharge Apptix, ASA (and its past and present officers, shareholders, directors, agents, attorneys, employees, insurers, subsidiaries, corporate parents, affiliates, predecessors, subrogees, successors, and assigns), Johan Lindqvist, Christopher E. Mack, and Peter J. Walther (and their successors and assigns), as well as AIG Europe Limited NUF as Releasees, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, or equity, known or unknown, which the Releasor ever had or now have against Releasees for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement, related to or arising from the Lawsuit and the underlying dispute at issue in the Lawsuit, except for the obligations evidenced by this Agreement.

b.    Defendants’ Release of Fusion: Apptix, ASA (on behalf of itself and its past and present officers, shareholders, directors, agents, attorneys, employees, insurers, subsidiaries, corporate parents, affiliates, predecessors, subrogees, successors, and assigns and any other persons or entities claiming by, through, or under Apptix, ASA) and Johan Lindqvist, Christopher E. Mack, and Peter J. Walther (and their successors and assigns), as well as AIG Europe Limited NUF as Releasors, for good consideration, receipt of which is hereby acknowledged, releases, acquits, and discharges Fusion, its past and present officers, shareholders, directors, agents, attorneys, employees, insurers, subsidiaries, corporate parents, affiliates, predecessors, subrogees, successors, and assigns, as Releasees, from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, or equity, known or unknown, which Releasors ever had or now have against Releasee, for, upon, or by reason of any matter, cause, or thing whatsoever from the beginning of the world to the date of this Agreement, related to or arising from the Lawsuit and the underlying dispute at issue in the Lawsuit, except for the obligations evidenced by this Agreement.

c.     Nature of Releases: Except as otherwise expressly stated herein, the Parties agree that the releases given in this Section, when effective, are absolute, unconditional and irrevocable, regardless of any matter whatsoever, whether known or unknown, and the Parties hereto covenant with each other not to sue to set aside or to avoid such releases.

5.    Waiver and Covenant Not To Sue: Releasors hereby waive all claims, demands, damages, (including, but not limited to, compensatory and punitive damages) actions, causes of action, suits and/or remedies of any nature against the Releasees and will not file or cause to be filed any other claims, demands, actions, causes of action, suits and/or remedies of any nature, in any court, tribunal or any adjudicatory legislative, executive, or other governmental or private body or agency anywhere (including, but not limited to, the United States of America) and in any other jurisdiction in the world, and against the Releasees. Notwithstanding the foregoing, nothing contained herein limits the rights Apptix, ASA has under the Registration Rights Agreement (as extended pursuant to Section 3 hereof), including, inter alia, the right to sue to enforce the Registration Rights Agreement in the event of breach.

6.    No Admission of Wrongdoing: The terms of this Agreement represent a compromise and settlement of certain claims, disputes, and demands, and are not intended to be, and shall not be construed as an admission of liability by any Party of any kind with regard to any such claims, disputes, or demands, or an acknowledgment of any such claims, disputes, or demands.

7.    Entire Agreement, Amendment: This Agreement contains the entire agreement of the Parties hereto and supersedes any prior communications, understandings, and agreements between the Parties with respect to the subject hereof. This Agreement may not be modified or amended, nor may any of its provisions be waived, except by a writing signed by each Parties hereto.

8.    Governing Law: The Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of law provisions. ALL PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY SUIT, ACTION, OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT.

9.    Attorneys’ Fee and Costs: The Parties shall bear their own expenses, costs, and attorneys’ fees in connection with the negotiation and execution of this Agreement. In the event a Party materially breaches this Agreement, the non-breaching Party shall be entitled to recover all costs incurred, including attorneys’ fees, in enforcing the Agreement.

10.    Waiver: The failure of a Party at any time to require performance by the other of any provisions hereunder shall not affect its rights thereafter to enforce same, nor shall a waiver by any Party or any breach of any provision hereof constitute a waiver of any other breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed an extension of time for the performance of other obligations or acts hereunder.

11.    Counterparts: This Agreement may be executed in any number of counterparts, or by email, each of which shall be an original but which counterparts together shall constitute one and the same agreement.

12.    Binding Effect: This Agreement shall be binding upon the Parties hereto, their heirs, legal representatives and successors, and shall be binding on assigns permitted under this Agreement (who must agree to be bound by this Agreement). Any purported assignment of this Agreement not in compliance with this Section shall be null and void and of no effect.

13.    Authority: Each Party represents and warrants to every other Party that (a) it has the full rights, power, legal capacity, and authority to enter into this Agreement and to effect or carry out the agreements and obligations of such Party described in this Agreement; (b) except as otherwise expressly set forth herein, no consent of any person or entity and no approval or authorization of, or filing with, any governmental, regulatory, judicial authority, or court is required for the valid authorization, execution, and delivery of this Agreement by such Party or the performance of the agreements and obligations contained therein; and (c) this Agreement has been duly and validly executed and delivered by such Party and constitutes a legal, valid, and binding obligation of such Party, enforceable in accordance with its terms. The Parties also agree that the amount paid and the other terms of the Settlement were negotiated at arm’s length in good faith by the Parties, and reflect a settlement that was reached voluntarily after consultation with experienced legal counsel.

14.    Representations and Warranties: The Parties hereby represent and warrant that, as of the date of this Settlement Agreement, they have not assigned, transferred or conveyed any rights or claims, if any, arising from the Lawsuit or the underlying dispute at issue in the Lawsuit.

15.    Interpretation: Each Party acknowledges that it has had a full and fair opportunity to review the Agreement and its terms with counsel of its choosing and that the resulting Agreement is the result of negotiation between and among the Parties and their respective counsel. Accordingly, it is agreed that none of the Parties shall be considered to be the drafter of this Agreement or any of its provisions for the purpose of any statute, case law, or rule or interpretation or construction that would or might cause any provision to be construed against the drafter of the Agreement.

16.    Representation By Counsel: The Parties acknowledge and understand that they are executing and delivering this Agreement with full knowledge of any and all rights which they may have with respect to the claims herein settled and released. The Parties acknowledge that they were represented by and consulted with an attorney of their own choosing to the extent they desired before executing and delivering this Agreement in order to review this document and the claims being settled and released hereby and thereby, and that they had a reasonable and sufficient opportunity to do so.

17.    Headings: The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of the provisions of this Agreement.

18.    Severability: Whenever possible, each provisions of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect under applicable law or rule, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

19.    Continuing Cooperation: The Parties shall provide such documents and perform such other acts as may be requested or necessary in order to secure each Party’s rights under this Settlement Agreement.

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IN WITNESS WHEREOF, the Parties have executed this instrument on the dates indicated below.

Apptix, ASA		Fusion NBS Acquisition Corp.

By:	/s/ Johan Lindqvist	By:	/s/ James P. Prenetta, Jr.
Printed Name: Johan Lindqvist Title: Chairman Individual Defendants		Printed Name: James P. Prenetta, Jr. Title: Executive Vice President and General Counsel

By:	/s/ Johan Lindqvist
Printed Name: Johan Lindqvist

By:	/s/ Christopher E. Mack
Printed Name: Christopher E. Mack

By:	/s/ Peter J. Walther
Printed Name: Peter J. Walther